Exhibit 99.1

Matria Announces Proposed Offering of Senior Subordinated Convertible Notes

Monday April 26, 11:56 am ET

MARIETTA, Ga.—(BUSINESS WIRE)—April 26, 2004—Matria Healthcare, Inc. (NASDAQ:MATR — News) announced today that it plans to offer $75 million aggregate principal amount of senior subordinated convertible notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. These notes will be convertible into the Company’s common stock under certain circumstances at a price to be determined. The Company also plans to grant the initial purchaser of the notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the notes.

The Company has committed to use the net proceeds from the offering to repurchase the Company’s 11% Senior Notes due 2008 tendered pursuant to the tender offer and consent and waiver solicitation it commenced on March 29, 2004. Pending the purchase of Senior Notes pursuant to the tender offer, the net proceeds of the offering will be held in escrow.

This announcement is neither an offer to sell nor a solicitation to buy any of the notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes will not be registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

Contact:

    Matria Healthcare, Inc., Marietta
    Steve Mengert, 770-767-4500